Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 pertaining to Group 1 Automotive, Inc. of our report dated June 25, 2010, related to the financial statements and supplemental schedules of the Group 1 Automotive, Inc. 401(k) Savings Plan, included in this annual report on Form 11-K as of December 31, 2009 and 2008 and for the year ended December 31, 2009.

/s/ UHY LLP
UHY LLP
Houston, Texas

June 25, 2010